Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

NEW CENTURY FINANCIAL CORPORATION REPORTS THIRD QUARTER 2005 RESULTS

•     Board Authorizes 5 Million Stock Repurchase Program

•     Company Reaffirms Previous Guidance

Irvine, Calif., November 3, 2005, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and parent company of one of the nation’s premier full-service mortgage finance companies, today reported results for the three and nine months ended September 30, 2005.

Third Quarter 2005 Highlights

•	Earnings-per-share (EPS) of $2.04

•	REIT taxable income of $1.81 per share fully covered third quarter dividend of $1.65 per share

•	Quarterly total loan production grew to $16.7 billion

•	Reduced loan acquisition costs to 1.82 percent

•	Completed acquisition of certain assets and related liabilities of RBC Mortgage Company

Reaffirmed Previous Guidance

•	2005 dividend guidance of $6.50 or more per share

•	2005 EPS guidance of $7.25 to $7.75 (does not include full impact of hurricane-related losses)

•	2005 loan production guidance of $50 billion to $55 billion

•	2006 dividend guidance of $7.30 per share

Stock Repurchase Program

•	5 million stock repurchase program authorized

“In light of the challenging market environment we are quite pleased with our financial results for the third quarter, which produced an after-tax return on equity in excess of 20 percent,” said Robert K. Cole, Chairman of the Board and Chief Executive Officer. “Our portfolio of mortgage loans provided greater stability of earnings and revenues in this environment and was the primary contributor to our third quarter earnings of $2.04 per share. Our REIT taxable income has significantly outpaced our year-to-date dividend, and is expected to fully cover our 2005 dividend of $6.50 or more per share.”

“Additionally, our board of directors approved a plan to repurchase up to 5 million shares of our common stock to be funded from excess liquidity,” continued Mr. Cole. “With our stock trading below book value, share repurchases provide the potential for a compelling return on investment given current market conditions.”

Mortgage Loan Portfolios

In the third quarter of 2005, the company securitized $2.1 billion of mortgage loans via on-balance sheet securitizations at the REIT, bringing 2005 REIT portfolio additions to $11.0 billion. The balance of this portfolio was $15.7 billion at September 30, 2005. Given the current margins and cash levels, the company does not anticipate adding additional portfolio assets to its balance sheet in the near-term. In 2006, the company will evaluate additions to the REIT portfolio based on market conditions.

The REIT mortgage loan portfolio average balance for the third quarter of 2005 was $15.8 billion and pre-tax GAAP income from this portfolio was $104.4 million, or $1.81 per share, which reflects a 31.8 percent increase compared with second quarter 2005 pre-tax GAAP income of $79.2 million, or $1.38 per share. This increase resulted primarily from a larger average portfolio balance in the third quarter and to a lesser degree from the benefit of re-allocating servicing fees under inter-company servicing agreements.

REIT taxable income, which is the basis for the calculation of the REIT dividend, also increased to $143.6 million or $2.49 per share from $121.0 million or $2.11 per share in the previous quarter for the same reasons as pre-tax GAAP income, plus a continued low level of actual loan losses, which are accrued on a GAAP basis and charged off on an actual basis for tax purposes.

The taxable REIT subsidiary (TRS) mortgage loan portfolio average balance for the third quarter of 2005 was $2.9 billion and pre-tax GAAP income from this portfolio was $13.3 million, which reflects a 35.4 percent decrease compared with second quarter 2005 pre-tax income of $20.6 million. This decrease resulted primarily from portfolio run off.

The combined REIT and TRS mortgage loan portfolios totaled $18.3 billion at September 30, 2005 and delinquencies and losses continue to perform better than the company’s expectations.

TRS Operations

Mortgage Loan Production

In the third quarter of 2005, the company originated a quarterly record $16.7 billion in mortgage loans, including $0.9 billion in loans originated through the platform acquired from RBC Mortgage Company. Additionally, the company originated $5.3 billion of loans in October 2005, including $0.9 billion in loans from these newly acquired operations, bringing the year-to-date total loan production to $45.7 billion, keeping the company on track to achieve its current expectation of originating between $50 billion and $55 billion in mortgage loans in 2005.

“In September, we originated prime loans for the first time,” said Brad A. Morrice, Vice Chairman, President and Chief Operating Officer. “The integration of this new loan production channel remains on track to achieve the objectives of broadening our spectrum of mortgage products and contributing to our profitability.”

Gain-on-Sale

In the third quarter of 2005, the company sold $11.9 billion in loans, or 75.3 percent of loan production, at a gain-on-sale margin of 2.05 percent. The margin decreased by 23 basis points from the second quarter of 2005 as a result of continued rising short-term rates coupled with a challenging secondary market environment. “We recently announced plans to continue to raise our rates to both keep pace with underlying funding costs and shift our product mix to improve our gain-on-sale and operating margins. In October, our weighted-average coupon rate was 7.65 percent, compared with 7.18 percent in August. While we are now making significant progress, we do not expect to see the positive impact in our results until first quarter of 2006. In addition, we have begun to see the expected reductions in the percentage of interest-only loans we originate,” said Patti M. Dodge, Executive Vice President and Chief Financial Officer.

Included in the gain on sale information above is $2.9 million related to the company’s newly acquired operations.

The remaining information in the TRS Operations section excludes the results of the newly acquired operations because they have not had a material effect on the company’s operations for the three and nine month periods ended September 30, 2005, or on its financial position as of September 30, 2005.

Loan Acquisition Costs

Third quarter 2005 loan acquisition costs decreased to 1.82 percent compared with 1.89 percent in the previous quarter as a result of both increased loan production and the success of the company’s continued cost-cutting efforts. Management continues to focus on cost reduction measures throughout the company.

Loan acquisition cost is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total expenses as reflected in the income statement. The company believes that the presentation of loan acquisition costs provides useful information to investors regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do using the most directly comparable GAAP measure. Management uses loan acquisition cost data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. As required by Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Net Operating Margin

Net operating margin decreased to 0.61 percent in the third quarter of 2005 compared with 0.84 percent in the second quarter of 2005 due to lower gain-on-sale execution and net interest income, partially offset by the reduction in loan acquisition costs.

Servicing Operations

At September 30, 2005, the company’s mortgage loan servicing portfolio totaled $40.5 billion, which included $17.2 billion of mortgage loans held for investment, $7.7 billion of mortgage loans held for sale, $7.5 billion of mortgage loans with retained servicing rights, and $8.1 billion of mortgage loans that were serviced on an interim basis pending transfer to the permanent investor.

Income Taxes

The company’s third quarter 2005 results include a non-recurring tax benefit of $14.8 million, or $0.26 per share, which is the consequence of finalizing amendments to the company’s federal and state tax returns following the completion of a recent IRS examination.

2005 Guidance

While the company anticipates operating margins in the TRS will further decline in the fourth quarter, the company reaffirms its 2005 EPS guidance of $7.25 to $7.75 and loan production volume of $50 billion to $55 billion. This EPS guidance does not include the full impact of losses that may occur as a result of the recent hurricanes.

Dividend

The company’s board of directors expects to declare the fourth quarter 2005 dividend in December 2005, which will be payable in January 2006 to stockholders of record as of a date to be determined in December 2005. For the full-year 2005, the company expects to pay a dividend of $6.50 per share to its stockholders.

As of September 30, 2005, the company’s year-to-date REIT taxable income exceeded the dividends paid by approximately $1.42 per share. Moreover, the company estimates that REIT taxable income at year-end will exceed its $6.50 per share dividend guidance by approximately the same amount as REIT taxable income exceeds dividends paid. For the full year 2005, the company expects the excess to be approximately $1.50 per share. The company expects to utilize an Internal Revenue Code provision that allows excess taxable income to be carried into 2006, and to distribute the excess taxable income as part of its regular quarterly dividend in April 2006, while avoiding excise or regular income tax on such excess.

2006 Earnings Guidance

Based on current markets conditions the company believes it is prudent to provide 2006 EPS guidance concurrent with the announcement of the company’s fourth quarter 2005 financial results.

2006 Dividend Guidance

The company reaffirms its 2006 dividend guidance of $7.30 per share, which includes an estimated $1.50 per share carryover of REIT taxable income from the company’s 2005 operations.

Stock Repurchase Program

On November 2, 2005, the company’s board of directors authorized a stock repurchase program of up to an aggregate of 5 million shares of the company’s common stock, currently representing approximately 9.0 percent of common shares outstanding. The company expects to fund these repurchases with excess corporate liquidity. Stock repurchases may be made on the open market, through block trades or in privately negotiated transactions in accordance with applicable laws. The number of shares to be purchased and the timing of the purchases will be based upon level of the company’s cash balances, general business conditions and other factors including alternative investment opportunities. The company reserves the right to terminate, reduce or increase the size of the stock repurchase program at any time.

Newly Acquired Operations

On September 2, 2005, the company completed the acquisition of certain assets and related liabilities of RBC Mortgage Company. This transaction added approximately 140 branch offices, 5 processing centers and 2,100 Associates to the company’s operations. The new operations originates prime, jumbo, Alt-A, FHA and HELOC loans, and significantly expands the company’s product offering. The purchase price for these assets was paid in cash. The acquisition was accounted for under the purchase method resulting in goodwill of $77.7 million and net assets of $2.9 million, which have been recorded on the company’s balance sheet as of September 30, 2005. The impact of these operations on the company’s financial results through September 30, 2005 has not been material. The company expects to provide more detailed results of operations from this new loan origination channel beginning in the fourth quarter of 2005, with the completion of a full quarter of operations.

Results Conference Call and Webcast Information

The company will host a conference call today at 8:00 a.m. PST to discuss its third quarter 2005 results. To participate on the call, dial (800) 638-4817 or (617) 614-3943 and use passcode 12143879. The accompanying slide presentation will be available on the Investor Relations section of the company’s Web site at www.ncen.com before the call under “Third Quarter 2005 Earnings Event.” A replay of the call will be available from 12:00 p.m. PST today through 9:00 a.m. PST on November 11, 2005. The replay number is (888) 286-8010 or (617) 801-6888 and the passcode is 80338118. Additionally, the call will be webcast live and archived on the Web site listed above.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and one of the nation’s premier full-service mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of September 30, 2005, New Century originated loans through 216 sales offices operating in 35 states and 34 regional processing centers operating in 17 states and employed approximately 7,500 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (i) the company’s 2005 dividend guidance of $6.50 per share or more; (ii) the company’s 2005 EPS guidance of $7.25 to $7.75 (which does not include the full impact of hurricane-related losses); (iii) the company’s 2005 loan production guidance of $50 billion to $55 billion; (iv) the company’s 2006 dividend guidance of $7.30 per share, which includes an estimated $1.50 per share carryover of REIT taxable income from its 2005 operations; (v) the company’s belief that REIT taxable income will fully cover its 2005 dividend of $6.50 or more per share; (vi) the company’s belief that share repurchases provide the potential for a compelling return on investment given current market conditions; (vii) the company’s expectation that given current margins and cash levels, it will not add additional portfolio assets to its balance sheet in the near term; (viii) the company’s intention to evaluate additions to the REIT portfolio based on market conditions in 2006; (ix) the company’s belief that the integration of the loan production channel acquired from RBC Mortgage Company remains on track to achieve the objectives of broadening the company’s spectrum of mortgage loans and contributing to its profitability; (x) the company’s expectation that it will not see the positive impact from its recent interest rate increases and shifting of its product mix until the first quarter of 2006; (xi) management’s intention to continue to focus on cost reduction measures throughout the company; (xii) the company’s expectation that while operating margins in the TRS will further decline in the fourth quarter, the company will deliver EPS of $7.25 to $7.75 and loan production volume of $50 billion to $55 billion; (xiii) the company’s expectation that its board of directors will declare the fourth quarter 2005 dividend in December 2005, which the company expects will be payable in January 2006 to stockholders of record as of a date to be determined in December 2005; (xiv) the company’s estimation that REIT taxable income at year-end will exceed its $6.50 per share dividend guidance by approximately the same amount as REIT taxable income exceeds dividends paid; (xv) the company’s expectation that the amount REIT taxable income will exceed dividends paid will be approximately $1.50 per share; (xvi) the company’s expectation that it will use an Internal Revenue Code provision that allows excess taxable income to be carried into 2006; (xvii) the company’s expectation that it will distribute the excess taxable income as part of its regular quarterly dividend in April 2006, and that it will avoid excise or regular income tax on such excess; (xviii) the company’s belief that based on current market conditions, it is prudent to provide 2006 earnings-per-share guidance concurrent with the announcement of its 2005 fourth quarter financial results; (xix) the company’s expectation that it will fund stock repurchases with excess corporate liquidity; (xx) the company’s expectation that stock repurchases may be made on the open market, through block trades or in privately negotiated transactions; (xxi) the company’s expectation that the number of shares to be purchased and the timing of the purchases will be based on the level of the company’s cash balances, general business conditions and other factors including alternative investment opportunities; (xxii) the company’s right to terminate, reduce or increase the size of the stock purchase program at any time; and (xxiii) the company’s expectation that it will provide more detailed results of operations from the new loan origination channel acquired from RBC Mortgage Company beginning in the fourth quarter of 2005. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the company’s ability to grow its loan portfolio; (viii) the company’s ability to continue to maintain low loan acquisition costs; (ix) the potential effect of new state or federal laws and regulations; (x) the company’s ability to maintain adequate credit facilities to finance its business; (xi) the outcome of litigation or regulatory actions pending against the company; (xii) the company’s ability to adequately hedge its residual values; (xiii) the company’s ability to effectively integrate its acquisition of RBC Mortgage Company’s business; (xiv) the accuracy of the assumptions regarding the company’s repurchase allowance and residual valuations, prepayment speeds and loan loss allowance; (xv) the assumptions underlying the company’s risk management practices; and (xvi) the ability of the servicing platform to maintain high performance standards. Additional information on these and other factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the other periodic filings of the company with the Securities and Exchange Commission. The company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

NEW CENTURY FINANCIAL CORPORATION

Unaudited Condensed Consolidated Statements of Earnings

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income	$494,621	$264,923	$1,246,553	$609,186
Interest expense	(290,899)	(106,784)	(671,535)	(230,054)

Net interest income	203,722	158,139	575,018	379,132
Provision for losses on mortgage loans held for investment	(38,542)	(25,769)	(105,655)	(62,750)

Net interest income after provision for losses	165,180	132,370	469,363	316,382
Other operating income:
Gain on sale of mortgage loans	176,241	203,390	454,697	620,417
Servicing income	10,203	7,568	23,556	21,217
Other income	4,986	2,950	12,257	3,779

Total other operating income	191,430	213,908	490,510	645,413
Other operating expenses:
Personnel	146,575	99,038	423,158	289,004
General and administrative	49,823	40,783	133,922	105,166
Advertising and promotion	25,661	16,978	66,204	46,227
Professional services	11,580	7,367	29,063	20,433

Total operating expenses	233,639	164,166	652,347	460,830

Earnings before income taxes	122,971	182,112	307,526	500,965
Income tax expense	2,867	74,833	7,583	204,064

Net earnings	120,104	107,279	299,943	296,901
Dividends on preferred stock	2,567	—	2,852	—

Net earnings available to common stockholders	$117,537	$107,279	$297,091	$296,901

Basic earnings per share	$2.10	$3.21	$5.37	$8.93
Diluted earnings per share	$2.04	$2.53	$5.18	$7.10
Basic weighted average shares outstanding	55,870	33,405	55,346	33,241
Diluted weighted average shares outstanding	57,598	42,909	57,421	42,362

Unaudited Condensed Consolidated Balance Sheet Data

(dollars in thousands)

	September 30, 2005	December 31, 2004	September 30, 2004
Cash and cash equivalents(1)	$530,059	$842,854	$166,098
Restricted cash	771,341	454,035	359,351
Mortgage loans held for sale, net	8,570,862	3,922,865	3,937,062
Mortgage loans held for investment, net	18,330,313	13,195,324	10,890,455
Residual interests in securitizations	172,111	148,021	207,300
Other assets	712,557	488,845	328,581

Total assets	$29,087,243	$19,051,944	$15,888,847

Credit facilities on mortgage loans held for sale	$8,218,122	$3,704,268	$3,822,208
Financing on mortgage loans held for investment, net	18,226,819	13,105,973	10,788,213
Convertible senior notes, net	4,931	5,392	205,638
Other liabilities	533,410	357,746	255,090
Total stockholders’ equity	2,103,961	1,878,565	817,698

Total liabilities and stockholders’ equity	$29,087,243	$19,051,944	$15,888,847

Book value per share (diluted)	$36.62	$32.90	$23.95

(1)	Cash and liquidity, which includes available borrowing capacity, was $604.1 million ($337.8 million REIT, $266.3 million TRS) at September 30, 2005, $987.4 million ($762.2 million REIT, $225.2 million TRS) at December 31, 2004 and $232.2 million ($232.2 million TRS) at September 30, 2004.

REIT Mortgage Loan Portfolio Vintage Data at September 30, 2005

(dollars in thousands)

	2005	2004	2003	Total
Initial collateral pool	$10,961,957	$8,431,735	$1,137,894	$20,531,586
Current collateral pool	$9,869,696	$5,388,584	$447,893	$15,706,173
Delinquency (60+ days)	0.82%	3.15%	7.41%	1.82%
Cumulative losses-to-date	0.00%	0.05%	0.26%	0.04%
Projected cumulative losses over life (1)	3.19%	2.64%	2.09%	2.91%
Weighted average life in years	2.24	2.08	2.05	2.16

(1)	Represents estimated losses through projected clean-up call date

TRS Mortgage Loan Portfolio Vintage Data at September 30, 2005

(dollars in thousands)

	2004	2003	Total
Initial collateral pool	$1,679,397	$3,808,887	$5,488,284
Current collateral pool	$1,223,544	$1,398,329	$2,621,873
Delinquency (60+ days)	1.66%	4.50%	3.24%
Cumulative losses-to-date	0.00%	0.20%	0.14%
Projected cumulative losses over life (1)	1.56%	1.47%	1.50%
Weighted average life in years	3.39	2.70	2.91

(1)	Represents estimated losses through projected clean-up call date

REIT Portfolio Net Interest Spread

	3Q05		YTD 2005
	GAAP	Tax	GAAP	Tax
Average portfolio balance (in thousands)	$15,841,831		$13,529,510
Gross interest spread (1)	3.87%	3.87%	4.17%	4.17%
Annual losses (2)	(0.97)%	(0.08)%	(1.03)%	(0.07)%
Amortization of capitalized costs (3)	(0.52)%	(0.54)%	(0.50)%	(0.60)%
Servicing costs / fees	0.18%	0.18%	(0.21)%	(0.21)%

Net interest spread (4)	2.56%	3.43%	2.43%	3.29%
Other REIT expenses, net of other income (5)	0.08%	0.20%	0.01%	0.19%
REIT income (in thousands)	$104,413	$143,647	$248,234	$352,875
REIT earnings per diluted share (6)	$1.81	$2.49	$4.32	$6.15

(1)	Gross interest spread equals interest income less interest expense plus prepayment charges and plus or minus hedging

(2)	Losses on a GAAP basis are equal to the provision for losses of $38.5 million and $104.2 million for 3Q05 and YTD05, respectively. Losses on a tax basis are equal to actual losses incurred of $3.2 million and $7.3 million for 3Q05 and YTD05, respectively

(3)	Amortization of capitalized costs on a tax basis includes additional amortization of premiums paid by the REIT to the TRS for the loans

(4)	QTD figure reflects re-allocation of inter-company servicing fees. On a normalized basis, this amount should be a net cost of approximately 25 to 35 basis points.

(5)	Other REIT expenses consist primarily of inter-company charges and allocations. Other REIT expenses on a tax basis are net of certain amortization recorded on a GAAP basis but not for tax. Such amortization was $3.0 million and $16.5 million for 3Q05 and YTD05, respectively

(6)	Based upon 57.6 million and 57.4 million shares outstanding for 3Q05 and YTD 2005, respectively

Roll-Forward of Loan Loss Allowance

(dollars in thousands)

	Three Months Ended
	September 30, 2005			September 30, 2004
	REIT	TRS	Total	REIT	TRS	Total
Beginning balance	$113,051	32,514	145,565	$—	61,307	61,307
Additions	38,500	42	38,542	—	25,769	25,769
Charge-offs	(5,225)	(1,123)	(6,348)	—	(2,420)	(2,420)

	$146,326	31,433	177,759	$—	84,656	84,656

	Nine Months Ended
	September 30, 2005			September 30, 2004
	REIT	TRS	Total	REIT	TRS	Total
Beginning balance	$54,444	35,783	90,227	$—	26,251	26,251
Additions	104,201	1,454	105,655	—	62,750	62,750
Charge-offs	(12,319)	(5,804)	(18,123)	—	(4,345)	(4,345)

	$146,326	31,433	177,759	$—	84,656	84,656

Mortgage Loan Production Data

(dollars in thousands)

	Three Months Ended September 30,
	2005				2004
		Newly Acquired Operations	Total	%		%
Wholesale	$14,498,442	360,643	14,859,085	88.9%	$8,980,919	89.8%
Retail	1,358,536	493,977	1,852,513	11.1%	1,022,505	10.2%

Total	$15,856,978	854,620	16,711,598	100.0%	10,003,424	100.0%
Fixed rate	4,263,060	516,122	4,779,182	28.6%	$1,900,910	19.0%
Adjustable rate:
Traditional	5,986,780	30,514	6,017,294	36.0%	5,905,870	59.0%
Interest only	5,607,138	307,984	5,915,122	35.4%	2,196,644	22.0%

Total	$15,856,978	854,620	16,711,598	100.0%	$10,003,424	100.0%
Refinance	9,126,929	344,127	9,471,056	56.7%	$6,034,474	60.3%
Purchase	6,730,049	510,493	7,240,542	43.3%	3,968,950	39.7%

Total	$15,856,978	854,620	16,711,598	100.0%	$10,003,424	100.0%

	Nine Months Ended September 30,
	2005				2004
		Newly Acquired Operations	Total	%		%
Wholesale	$35,703,147	360,643	36,063,790	89.3%	$27,762,167	90.4%
Retail	3,849,568	493,977	4,343,545	10.7%	2,933,480	9.6%

Total	$39,552,715	854,620	40,407,335	100.0%	$30,695,647	100.0%
Fixed rate	9,622,637	516,122	10,138,759	25.1%	$8,560,522	27.9%
Adjustable rate:
Traditional	16,502,073	30,514	16,532,587	40.9%	16,440,678	53.6%
Interest only	13,428,005	307,984	13,735,989	34.0%	5,694,447	18.5%

Total	$39,552,715	854,620	40,407,335	100.0%	$30,695,647	100.0%
Refinance	23,596,011	344,127	23,940,138	59.2%	$20,023,344	65.2%
Purchase	15,956,704	510,493	16,467,197	40.8%	10,672,303	34.8%

Total	$39,552,715	854,620	40,407,335	100.0%	$30,695,647	100.0%

Credit Quality of Mortgage Loan Production

	Three Months Ended September 30, 2005				Three Months Ended September 30, 2004
Risk Grades	Loan Production (in thousands)%		Wtd. Avg. LTV(1) Ratio	FICO Score	Loan Production (in thousands)%		Wtd. Avg. LTV(1) Ratio	FICO Score
AA	$12,881,228	77.1%	82.5	643	$7,535,940	75.3%	82.9	642
A+	1,427,782	8.5%	79.2	598	958,541	9.6%	79.4	597
A-	744,138	4.5%	76.4	573	664,890	6.6%	76.3	576
B	411,853	2.5%	74.0	559	454,578	4.6%	74.1	564
C/C-	358,461	2.1%	66.7	555	357,880	3.6%	68.1	557

Subtotal	$15,823,462	94.7%	81.1	636	$9,971,829	99.7%	81.2	626
Newly acquired operations	854,620	5.1%	76.3	718	—	0.0%	—	—
Commercial	33,516	0.2%	66.2	708	30,514	0.3%	67.4	708
Private label prime	—	0.0%	—	—	1,081	0.0%	—	—

Total	$16,711,598	100.0%	81.1	636	$10,003,424	100.0%	81.1	627

(1)	Weighted average loan to value ratio (LTV) is the LTV of the first lien mortgages and combined LTV of the second lien mortgages

TRS Net Operating Margin (excludes newly acquired operations)

	3Q05	2Q05	1Q05	4Q04	3Q04
Gain-on-sale before pipeline hedge	2.00%	2.33%	2.86%	3.03%	3.34%
Pipeline hedge	0.05%	(0.05)%	0.13%	—	(0.03)%

Net gain-on-sale	2.05%	2.28%	2.99%	3.03%	3.31%
Net interest carry during holding period(1)	0.38%	0.45%	0.44%	0.48%	0.71%
Loan acquisition cost(2)	(1.82)%	(1.89)%	(2.36)%	(2.38)%	(2.32)%

Net operating margin	0.61%	0.84%	1.07%	1.13%	1.70%

(1)	Represents net interest income on mortgage loans financed with short-term warehouse lines divided by origination volume for the corresponding period, excluding net interest income and loan origination volume from newly acquired operations.

(2)	Loan acquisition cost is a non-GAAP financial measure; reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Loan Acquisition Costs (excludes newly acquired operations)

	3Q05	2Q05	1Q05	4Q04	3Q04
Points and fees:
Wholesale	-0.62%	-0.59%	-0.76%	-0.88%	-0.70%
Retail	3.24%	3.26%	3.05%	3.14%	3.33%

Net points and fees	-0.29%	-0.22%	-0.34%	-0.50%	-0.30%
Overhead:
Fixed	-1.13%	-1.28%	-1.56%	-1.35%	-1.46%
Variable	-0.40%	-0.39%	-0.46%	-0.53%	-0.56%

Total Overhead	-1.53%	-1.67%	-2.02%	-1.88%	-2.02%
Loan acquisition costs	-1.82%	-1.89%	-2.36%	-2.38%	-2.32%

Secondary Market Transactions

(dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2005		2004		2005		2004
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Premium whole loan sales	$9,900,693	70.7%	$7,972,016	63.8%	$22,285,831	61.2%	$21,685,162	72.1%
Securitizations structured as sales	1,999,959	14.3%	297,653	2.4%	2,989,181	8.2%	634,801	2.1%

Total premium sales	11,900,652	85.0%	8,269,669	66.2%	25,275,012	69.4%	22,319,963	74.2%
Discounted whole loan sales	32,081	0.2%	53,522	0.4%	178,525	0.5%	144,197	0.5%

Total sales	11,932,733	85.2%	8,323,191	66.6%	25,453,537	69.9%	22,464,160	74.7%
Securitizations structured as financings	2,080,230	14.8%	4,165,116	33.4%	10,961,958	30.1%	7,622,892	25.3%

Total secondary market transactions	$14,012,963	100.0%	$12,488,307	100.0%	$36,415,495	100.0%	$30,087,052	100.0%

Total secondary market transactions as a % of production	83.9%		124.8%		90.1%		98.0%

Gain-on-Sale of Mortgage Loans

(dollars in thousands)

	Three Months Ended				Nine Months Ended
	09/30/05		09/30/04		09/30/05		09/30/04
	$	% Gain	$	% Gain	$	% Gain	$	% Gain
Whole loan sales	$190,071		$265,969		$503,021		$829,819
Securitizations structured as sales	30,991		5,953		43,524		19,405
Mortgage servicing rights	24,843		4,723		60,263		4,723

	$245,905	2.07%	$276,645	3.35%	$606,808	2.40%	$853,947	3.83%
Loss on loans sold at a discount	(1,117)		(1,222)		(6,892)		(7,905)

Net execution	$244,788	2.05%	$275,423	3.31%	$599,916	2.36%	$846,042	3.77%
Premiums paid to acquire loans(1)	(90,047)		(69,149)		(216,882)		(200,609)
Hedge gain (loss)(2)	2,769		(613)		2,769		424
Fair value adjustment	(3,226)		409		(7,645)		(6,361)
Net deferred origination fees (costs)(3)	21,957		(2,680)		76,539		(19,079)

Net gain-on-sale	$176,241		$203,390		$454,697		$620,417

(1)	Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period

(2)	Hedge gain (loss) represents the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to residual interests and hedging activities at the newly acquired operations

(3)	Net deferred origination fees (costs) include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold

Schedule 1

GAAP Reconciliation of Loan Acquisition Costs

(dollars in thousands)

	3Q05	2Q05	1Q05	4Q04	3Q04
Total operating expenses	$233,639	$220,773	197,935	198,495	164,807

Add / subtract:
Newly acquired operations expense	(21,244)	—	—	—	—
Servicing division expense	(11,787)	(10,749)	(10,718)	(8,881)	(6,281)
Other excluded expenses(1)	(19,494)	(18,150)	(16,661)	(12,708)	(6,404)
Direct origination costs classified as a reduction in gain-on-sale	60,200	32,800	36,600	39,200	50,000

Loan acquisition costs – overhead component	$241,314	$224,674	207,156	216,106	202,122
Divided by: quarterly volume (excludes newly acquired operations)	$15,823,462	$13,444,170	10,251,567	11,503,993	10,003,424
Loan acquisition costs overhead as a % of loan prod.	1.53%	1.67%	2.02%	1.88%	2.02%

(1)	Excluded expenses consist of profit-based compensation, commercial lending overhead, and certain professional fees.

The reconciliation in the table above illustrates the differences between overhead included in loan acquisition costs and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

The company believes that the presentation of loan acquisition costs provides useful information regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do when looking at GAAP financial reports. Management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

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